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EXHIBIT 99

LITIGATION REFORM ACT OF 1995

                             CAUTIONARY STATEMENTS
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         The following discussion contains certain cautionary statements regarding Apogee's business and results of operations which should be considered by investors and others. These statements discuss matters which may in part be discussed elsewhere in this Form 10-K and which may have been discussed in other documents prepared by the Company pursuant to federal securities laws. This discussion is intended to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The following factors should be considered in conjunction with any discussion of operations or results by the Company or its representatives, including any forward-looking discussion, as well as comments contained in press releases, presentations to securities analysts or investors, or other communications by the Company.


     In making these statements, the Company is not undertaking to address or update each factor in future filings or communications regarding the Company's business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected Apogee's past results and may affect future results, so that the Company's actual results for first quarter fiscal 1997 and beyond may differ materially from those expressed in prior communications. Though the Company has attempted to list comprehensively these important cautionary factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company's business or results of operations.


INDUSTRY CONDITIONS

     The Company is divided into three segments each serving different markets. The Building Products and Services segment (BPS) serves the United States and international nonresidential construction markets, which tend to be cyclical in nature and sensitive to changes in general economic conditions. Nonresidential construction, particularly the domestic office building segment, has declined significantly in recent years both in terms of dollars and square feet of new contract awards. As a result of this declining market, the Company has experienced reduced margins and operating losses for the segment. While industry conditions for the domestic nonresidential construction market have slowly improved, there can be no assurance regarding future market conditions. BPS is subject to normal subcontractor's risks, including material and wage increases, construction and
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transportation work stoppages and contractor credit worthiness, in addition, office vacancy rates, tax laws concerning real estate and interest rates are important factors which affect nonresidential construction markets. The Auto Glass segment serves the repair and replacement automotive glass market which tends to be cyclical in nature and is influenced by a variety of factors, including new car sales, gasoline prices, speed limits, road conditions, the economy, weather and average annual number of miles driven. This market's pricing structure has changed significantly in recent years as insurance companies seek volume pricing at significant discounts from historical levels and attempt to enter into preferred or exclusive provider arrangements with a limited number of providers. As a result, margins have narrowed at the retail level and, to a lesser extent, at wholesale and manufacturing levels. There can be no assurance that the Company will be able to improve or maintain its margins or that it will be selected by insurance companies as a provider of replacement automotive glass on a regional or national basis. The Glass Technologies segment serves the high-performance architectural glass, computer, optical imaging and picture framing glass industries, which are very competitive, highly responsive to new products and price sensitive. The companies of this segment have been highly profitable with rapidly growing revenues, especially in the international markets. There can be no assurance the current growth experience by the segment will continue or that the introduction of new products or competitors will not significantly change market conditions.


COMPETITIVE ENVIRONMENT

     The Company's business segments operate in industries that are highly competitive and that, other than the industry in which the Company's Viratec Thin Films, part of the Glass Technologies segment, competes, are fairly mature. These competitive factors, as well as difficult or changing industry conditions in recent years, have caused declines in sales volumes in the Building Products and Services segment and pricing pressures in the Company's markets, resulting in over-capacity and consolidation in these markets. The Company expects its markets to remain highly competitive. The Company faces competition from other major contractors, subcontractors, manufacturers, fabricators and installers in each of its markets, certain of which may have greater financial or other resources than the Company.

     The curtainwall subcontractor business is primarily price competitive. The Wausau Architectural Products group competes against several major aluminum window manufacturers. Wausau Metals primarily services the custom portion of this market in which the primary competitive factors are product quality, reliable service and the ability to provide technical engineering and design services. The Glass Technologies segment competes with several large integrated glass manufacturers and numerous smaller specialty fabricators. Product pricing and service are the primary competitive factors in this market. The Auto Glass units compete with other auto glass shops, glass distributors warehouses, car dealers, body shops and fabrication facilities on the basis of pricing and customer service. Its competition consists of national and regional chains as well as significant local competition.
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INTERNATIONAL OPERATIONS

     The Company has made significant efforts to develop business in international markets, including Asia and Europe. In order to enter international markets effectively, the Company faces certain challenges, including establishing the acceptance of the Company in the local market, adapting its business practices to local patterns and developing commercial relationships with local market participants. In addition, the Company's international businesses are subject to the general risks of doing business abroad, including that it has less experience in international sales and markets than in its domestic markets and it is subject to the risk of adverse fluctuations in currency exchange rates. These factors have contributed to operating losses by the Building Products and Services segment for its international operations. The Company's international operations may be adversely affected by governmental, political, economic and competitive conditions in other countries in which it does business.